Exhibit 10.1

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (this “Agreement”) is made and entered into as of [●] (the “Award Date”), by and between Reliant Bancorp, Inc., a Tennessee corporation (the “Company”), and [●] (the “Grantee”).

WHEREAS, the Company has adopted the Commerce Union Bancshares, Inc. 2015 Equity Incentive Plan (as amended, the “Plan”), pursuant to which the Committee may grant to Participants Awards of Company common stock, par value $1.00 per share (“Common Stock”), or Awards denominated or payable by reference to, or otherwise based on or related to, Common Stock; and

WHEREAS, in furtherance of and consistent with the purposes of the Plan, and in consideration of the Grantee’s service to the Company and/or Reliant Bank, the Company’s wholly owned bank subsidiary (the “Bank”), the Committee has approved the award of Restricted Stock Units (as defined below) provided for herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

Section 1.          Award of Restricted Stock Units.

(a)       Pursuant to Section 9 of the Plan, the Company hereby awards to the Grantee on the Award Date an Award consisting of, in the aggregate, [●] restricted stock units (the “Restricted Stock Units”). Each Restricted Stock Unit represents the right to receive one share of Common Stock, subject to the terms and conditions set forth in this Agreement and the Plan. Capitalized terms that are used but not defined in this Agreement have the meanings ascribed to them in the Plan.

(b)       The Restricted Stock Units shall be credited to a separate account maintained for the Grantee on the books and records of the Company (the “Account”). All amounts credited to the Account shall continue for all purposes to be part of the general assets of the Company.

Section 2.          Consideration.  The award of the Restricted Stock Units is made in consideration of the services to be rendered by the Grantee to the Company and/or the Bank.

Section 3.          Vesting.

(a)       Except as otherwise provided herein, provided that the Grantee has not experienced a Termination of Service prior to the [●] anniversary of the Award Date, all of the Restricted Stock Units will vest on the date that is the [●] anniversary of the Award Date.

(b)       Except as otherwise provided in Section 3(c), in the event the Grantee experiences a Termination of Service prior to the time all of the Restricted Stock Units have vested, all of the unvested Restricted Stock Units shall be automatically forfeited by the Grantee upon such Termination of Service and neither the Company nor any Affiliate shall have any further obligations to the Grantee under this Agreement with respect thereto.

(c)       In the event the Grantee experiences a Termination of Service prior to the time all of the Restricted Stock Units have vested as a result of the Grantee’s death or Disability, all unvested Restricted Stock Units shall vest as of the date of such Termination of Service.

(d)       In the event of a Change in Control, the Committee shall take such action(s) with respect to this Award of Restricted Stock Units as are permitted by Section 12 of the Plan.

(e)       With respect to any Restricted Stock Units, the period of time beginning on the Award Date and ending on the date such Restricted Stock Units vest in accordance with this Section 3 is referred to herein as the “Restricted Period”. Restricted Stock Units that have vested in accordance with this Section 3 are referred to herein as “Vested Units.”

Section 4.          Restrictions.  Subject to any exceptions set forth in this Agreement, during the Restricted Period and until such time as the Restricted Stock Units are settled in accordance with Section 6, neither the Restricted Stock Units nor any rights relating thereto may be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by the Grantee, and any attempt to assign, alienate, pledge, attach, sell, or otherwise transfer or encumber the Restricted Stock Units or any rights relating thereto shall be wholly ineffective and, if any such attempt is made, the Restricted Stock Units will be forfeited by the Grantee and all of the Grantee’s rights to such Restricted Stock Units shall immediately terminate without any payment or consideration by the Company.

Section 5.          Rights as Shareholder; Dividend Equivalents.

(a)       The Grantee shall not have any rights of a shareholder with respect to the shares of Common Stock underlying the Restricted Stock Units unless and until the Restricted Stock Units vest and are settled by the issuance of such shares of Common Stock.

(b)       Upon and following the settlement of the Restricted Stock Units, the Grantee shall be the record owner of the shares of Common Stock underlying the Restricted Stock Units unless and until such shares are sold or otherwise transferred or disposed of and, as record owner of such shares, shall be entitled to all rights of a shareholder of the Company (including voting rights).

(c)       If, prior to the settlement of the Restricted Stock Units, the Company declares a cash or stock dividend on the shares of Common Stock, then, on the payment date of the dividend, the Grantee’s Account shall be credited with dividend equivalents in an amount equal to the cash or stock dividend that would have been paid to the Grantee if one share of Common Stock had been issued on the Award Date for each Restricted Stock Unit granted to the Grantee as set forth in this Agreement (the “Dividend Equivalents”), with the amount to be credited in respect of any stock dividend to be computed using the Fair Market Value of the Common Stock on the payment date of the dividend.

(d)       Any Dividend Equivalents shall be withheld by the Company for the Grantee’s Account and no interest shall accrue or be paid thereon. Dividend Equivalents shall be subject to the same vesting and forfeiture restrictions as the Restricted Stock Units to which they are attributable and shall be paid on the same date that the Restricted Stock Units to which they are attributable are settled in accordance with Section 6. Dividend Equivalents credited to a Grantee’s Account shall be distributed in cash.

Section 6.          Settlement of Restricted Stock Units.

(a)       Subject to Section 8, promptly following the date on which any Restricted Stock Units vest, and in any event no later than March 15 of the calendar year following the calendar year in which such Restricted Stock Units vest, the Company shall (i) issue and deliver to the Grantee the number of shares of Common Stock equal to the number of Vested Units, and cash in an amount equal to any Dividend Equivalents credited with respect to such Vested Units, and (ii) enter the Grantee’s name on the books of the Company as the shareholder of record with respect to the shares of Common Stock delivered to the Grantee.

(b)       Notwithstanding Section 6(a), in accordance with Section 3.1 of the Plan, the Committee may, but is not required to, prescribe rules pursuant to which the Grantee may elect to defer settlement of the Restricted Stock Units. Any deferral election must be made in compliance with such rules and procedures as the Committee deems advisable.

(c)       If the Grantee is deemed a “specified employee” within the meaning of Section 409A of the Code, as determined by the Committee, at a time when the Grantee becomes eligible for settlement of the Restricted Stock Units upon the Grantee’s “separation from service” within the meaning of Section 409A of the Code, then to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code such settlement will be delayed until the earlier of (i) the date that is six months following the Grantee’s separation from service and (ii) the Grantee’s death.

Section 7.          No Right to Continued Service.  This Agreement does not confer upon the Grantee any right to be retained by the Company or the Bank, or any subsidiary of affiliate thereof, in any position, whether as an employee, director, or otherwise. Further, nothing in this Agreement shall be construed to limit the discretion of the Company or the Bank, or any subsidiary of affiliate thereof, to terminate the Grantee’s service at any time, with or without Cause.

Section 8.          Tax Withholding and Liability.

(a)       The Company or any Subsidiary or Affiliate shall have the authority and the right to deduct or withhold, or to require the Grantee to pay to the Company or such Subsidiary or Affiliate, an amount sufficient to satisfy any federal, state, local, and foreign tax withholding obligations (including without limitation the Grantee’s FICA and other employment tax obligations) arising in respect of or in connection with the Restricted Stock Units. Unless otherwise determined by the Committee, such tax withholding obligations shall be satisfied by the Company withholding shares of Common Stock from the shares of Common Stock otherwise deliverable to the Grantee as a result of the vesting of the Restricted Stock Units, provided that there shall not be withheld any shares of Common Stock with a Fair Market Value in excess of the maximum amount of tax required by law to be withheld.

(b)       Notwithstanding any action the Company or any Subsidiary or Affiliate takes with respect to any or all income tax, social security tax, Medicare tax, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and the Company (i) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, award, vesting, or settlement of the Restricted Stock Units or the subsequent sale of any shares of Common Stock and (ii) does not commit to structure the Restricted Stock Units to reduce or eliminate the Grantee’s liability for Tax-Related Items.

Section 9.          Compliance with Law.  Any issuance or transfer of shares of Common Stock underlying the Restricted Stock Units shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which shares of Company Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

Section 10.        Notices.  Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Chief Financial Officer of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the Grantee at the Grantee’s address as shown in the records of the Company. Either party may from time to time designate a different address for notices by notice given in accordance with this Section 10. Any notice provided under this Agreement must be delivered personally to the party to be notified or sent by first class mail, postage prepaid, return receipt requested.

Section 11.        Governing Law.  This Agreement will be construed and interpreted in accordance with the laws of the State of Tennessee without regard to conflict of law principles.

Section 12.        Interpretation.  Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.

Section 13.        Restricted Stock Units Subject to Plan.  This Agreement is subject to the Plan. The terms and provisions of the Plan are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

Section 14.        Successors and Assigns.  The Company may assign any of its rights and/or delegate any of its obligations under this Agreement without the consent of or notice to the Grantee. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. This Agreement and the Restricted Stock Units, and the Grantee’s rights hereunder and thereto, may be transferred by the Grantee only at death by will or the laws of descent and distribution. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s executors and administrators and the person(s) to whom the Restricted Stock Units may be transferred by will or the laws of descent and distribution.

Section 15.        Discretionary Nature of Plan.  The Plan and Awards thereunder are discretionary in nature. The award of Restricted Stock Units provided for by this Agreement does not create any contractual right or other right to receive any restricted stock units or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Committee.

Section 16.        Amendment.  Subject to any limitations set forth in the Plan, the Committee shall have the right to amend the terms of or alter, suspend, discontinue, cancel, or terminate the Restricted Stock Units, prospectively or retroactively; provided that no such amendment, alteration, suspension, discontinuance, cancellation, or termination that would adversely affect the Grantee’s rights under this Agreement shall be effective without the Grantee’s consent.

Section 17.        Section 409A.  This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.

Section 18.        No Impact on Other Benefits.  The value of the Grantee’s Restricted Stock Units is not part of the Grantee’s normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance, or similar employee benefit.

Section 19.        Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document will have the same effect as physical delivery of the paper document bearing an original signature.

Section 20.        Acceptance.  The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the Restricted Stock Units subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Restricted Stock Units or disposition of the underlying shares of Common Stock and that the Grantee has been advised to consult a tax advisor prior to such vesting, settlement, or disposition.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

RELIANT BANCORP, INC.

By:
	[●]	[●]